Exhibit 10.1

AMENDMENT TO

THE

APACHE CORPORATION 2011 OMNIBUS EQUITY COMPENSATION PLAN

Effective May 16, 2013

WITNESSETH:

WHEREAS, Apache Corporation, a Delaware corporation (the “Company”), established and maintains the Apache Corporation 2011 Omnibus Equity Compensation Plan (the “Plan”), as it may be amended and restated from time to time; and

WHEREAS, the Plan was approved by the Company’s stockholders on May 5, 2011; and

WHEREAS, Section 4.1 of the Plan provides for the number of shares of $0.625 par value common stock of the Company (the “Shares”) which are authorized for issuance under the Plan; and

WHEREAS, pursuant to Section 16 of the Plan, the Board of Directors of the Company (the “Board”) may, from time to time, amend or modify the Plan, subject to approval by the Company’s stockholders as required; and

WHEREAS, the Board desires to amend the Plan to increase the number of Shares authorized for issuance under the Plan by adding 17,000,000 shares to the 25,500,000 Shares currently authorized under the Plan.

NOW THEREFORE, the Plan is hereby amended as follows:

Effective May 16, 2013, Section 4.1 of the Plan is hereby amended to read in its entirety as follows:

“4.1 Number of Shares. Subject to adjustments pursuant to Section 4.4 hereof, up to (a) 25,500,000 shares of Stock are authorized for issuance under the Plan plus (b) effective May 16, 2013, 17,000,000 additional shares of Stock are authorized for issuance under the Plan in accordance with the Plan’s terms and subject to such restrictions or other provisions as the Committee may from time to time deem necessary. Notwithstanding the foregoing, the number of aggregate shares of Stock available for issuance under the Plan at any given time shall be reduced by (i) 1.0 share for each share of Stock delivered in settlement of any Stock Option or Stock Appreciation Right or Dividend Equivalent related to a Stock Appreciation Right, and (ii) 2.39 shares for each share of Stock delivered in settlement of any Award that is not a Stock Option or Stock Appreciation Right or Dividend Equivalent related to a Stock Appreciation

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Right. During the duration of the Plan, no Eligible Person may be granted Options which in the aggregate cover in excess of 5 percent of the total shares of Stock authorized under the Plan. No Award may be granted under the Plan on or after the 10-year anniversary of the Effective Date. The foregoing to the contrary notwithstanding, within the aggregate limit described in the first sentence of this Section 4.1, up to 25,500,000 (effective May 16, 2013, up to 42,500,000) shares of Stock may be issued pursuant to ISOs granted under the Plan.”

Except as specifically set forth above, the terms of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer.

APACHE CORPORATION

By:	/s/ Margery M. Harris
Name:	Margery M. Harris
Title:	Executive Vice President, Human Resources
Date:	May 16, 2013

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